Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR

SECOND QUARTER FISCAL YEAR 2009

•	Revenues: Up 15 percent (10 percent internal) to $2.56 billion

•	Operating Income: Up 8 percent to $186 million

•	Diluted EPS from Continuing Operations: Up 8 percent to $0.26

(SAN DIEGO and MCLEAN, VA) – September 3, 2008 – SAIC, Inc. (NYSE: SAI), a leading provider of research, engineering, and technology services and solutions, today announced financial results for the second quarter of fiscal year 2009, which ended July 31, 2008.

“Our company continued its strong operating momentum in the second quarter of fiscal year 2009,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Internal revenue growth, contract execution, and cash collections were all excellent. Our employees’ dedicated work is delivering excellent contract execution and critical support to our customers. Our growing labor base and improving business discipline gives us increasing confidence that we can achieve our financial goals for fiscal year 2009.”

Summary Operating Results

Revenues for the quarter were $2.56 billion, up 15 percent from $2.22 billion in the second quarter of fiscal year 2008. Internal, or non-acquisition, growth represented 10 percentage points of the consolidated growth for the quarter. Key drivers of internal growth for the quarter included new and expanding programs in the intelligence and defense markets, including systems integration and logistics support activities for mine resistant ambush protected (MRAP) vehicles.

Operating income for the quarter was $186 million (7.3 percent of revenue), up 8 percent from $173 million (7.8 percent of revenue) in the second quarter of fiscal year 2008. Contract fees were slightly higher year-over-year, but operating income was reduced by $6 million as a result of the civil judgment in favor of the Nuclear Regulatory Commission, most of which is not deductible for tax purposes, and $3 million due to severance costs associated with efforts to reduce infrastructure in the commercial business segment and preparations to move certain corporate support functions to a shared services center.

Income from continuing operations for the quarter was $104 million, up 5 percent from $99 million in the second quarter of fiscal year 2008. Diluted earnings per share from continuing operations for the quarter were $0.26, up 8 percent from $0.24 in the second quarter of fiscal year 2008, driven by the increase in income from continuing operations and a lower share count compared to the prior year. The diluted share count for the quarter was 403 million, down 4 percent from 418 million in the second quarter of fiscal year 2008, due primarily to share repurchases made over the course of fiscal year 2008 and continuing into the second quarter of fiscal year 2009.

Diluted earnings per share, which include discontinued operations, were $0.27 for the quarter, down 13 percent from $0.31 in the second quarter of fiscal year 2008, which included a $31 million pre-tax gain in discontinued operations on the portion of the business disposed in the AMSEC reorganization transaction.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $229 million (or 2.2 times income from continuing operations), down 11 percent from $257 million during the second quarter of fiscal year 2008. The strong cash collections were driven primarily by the improvement in days sales outstanding (DSO) from 73 days in the first quarter of fiscal 2009 to 66 days in the second quarter of fiscal 2009. The year-over-year decline in cash flow from operations primarily results from an exceptional reduction in DSO—from 73 days to 64 days—in the second quarter of fiscal year 2008.

During the quarter, the company used $65 million to fund the acquisition of SM Consulting, Inc. In addition, the company used $157 million to repurchase approximately 8.0 million shares, including 7.3 million shares under the 40 million share stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of July 31, 2008, the company had $692 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark Sopp, SAIC chief financial officer commented, “Our core business continues to execute well, not only in winning and executing important work but also collecting and efficiently deploying our cash on acquisitions and share repurchases. Despite the non-recurring charges we took in the second quarter, we still expect to attain our fiscal year 2009 operating margin improvement goal of 20-30 basis points through strong labor growth and utilization coupled with higher border and port security product deliveries expected in the second half of the year.”

New Business Awards

Net new business bookings totaled $3.3 billion in the second quarter of the fiscal year, representing a book-to-bill ratio of 1.3. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contracts received during the quarter include:

•

Program Executive Office for Enterprise Information Systems (PEO EIS) Support for the Army National Guard. SAIC received a five-year, $454 million task order to provide life cycle maintenance of PEO EIS’s Reserve Component Automation System (RCAS) and support the Distributive Training Technology Project (DTTP). SAIC services will include program management, software engineering and development, information assurance, enterprise architecture, data warehousing, user support and analysis, and implementation of emerging technology initiatives.

•

Naval Surface Warfare Center (NSWC) Support Services. Under a five-year, $243 million task order, SAIC will provide engineering and technical services in areas including modeling and simulation, acquisition, computing architecture, software programming, test and evaluation, and weapons security to the Joint Special Missions Focus Area at the NSWC in Crane, Indiana.

•

U.S. Army Corps of Engineers Design-Build Projects. SAIC was awarded contracts by the U.S. Army Corps of Engineers to design, engineer, and construct an advanced metal finishing facility and a ground support equipment facility at Robins Air Force Base (AFB), Georgia and a consolidated fuel, overhaul, repair, and test facility at Tinker AFB, Oklahoma with a combined contract value of more than $86 million. Work will meet Leadership in Energy and Environmental Design (LEED) certification standards.

•

Defense Advanced Research Projects Agency (DARPA) Deep Green Program. SAIC will support DARPA’s Deep Green Program under a three-year, $42 million contract. SAIC will design, develop, and integrate a synergistic human/machine system to allow military commanders to evaluate and adjust plan outcomes through simulation.

•

Dubai Customs VACIS® IP6500 Purchase. Dubai Customs purchased five VACIS® IP6500 integrated cargo scanning systems for the port of Jebel Ali. The VACIS IP6500 combines high-penetration X-ray scanning, American National Standards Institute (ANSI)-compliant spectroscopic radiation detection and automated container identification in a self-contained portal requiring no additional shielding structure or exclusion zone. The system can handle more than 150 trucks per-hour, provide detailed cargo images through more than a foot of steel, and specifically identify hazardous nuclear materials, minimizing the need for costly secondary cargo inspections.

In addition, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in the bookings total. The most notable IDIQ awards during the quarter were:

•

Defense Information Systems Agency (DISA) Encore II. SAIC will deliver a broad range of information technology (IT) services and solutions to help DISA transform the Department of Defense to a network-centric environment that improves situational awareness by enhancing how the military services share information. Under the multiple-award, ten-year contract with a total contract ceiling value of $12.225 billion, SAIC will provide enterprise policy and planning, network engineering, integrated solutions management, security engineering certification and accreditation, custom application development, and analytical support for implementing IT solutions.

•

Chemical, Biological, Radiological, and Nuclear (CBRN) – Installation Protection Program (IPP). SAIC will support the CBRN-IPP through a five-year, $500 million single-award contract from the U.S. Army Space and Missile Defense Command. SAIC will design, procure, integrate, and field enhanced CBRN capabilities and provide logistical support services for the Joint Project Manager Guardian IPP.

•

Command, Control, Communications, Computers, Cryptology, Intelligence, Surveillance, and Reconnaissance (C5ISR) Program. SAIC received an eight-year, $221 million single-award contract from the Space and Naval Warfare Systems Center, Charleston (SSCC) to support C5ISR programs. SAIC will provide production engineering, integration, product improvement, technology insertion, test and evaluation, and maintenance support services.

The company’s backlog of signed business orders at the end of the second quarter of fiscal year 2009 was $15.9 billion, of which $5.4 billion was funded. Compared to the second quarter of fiscal year 2008, total backlog increased 13 percent and funded backlog increased 20 percent. The negotiated unfunded backlog of $10.5 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

Given the company’s strong operating results in the first half of the year, recent contract wins, and share repurchases to date, the company expects to achieve all of its long-term financial goals in fiscal year 2009:

•	Internal revenue growth in the six percent to nine percent range;

•	Operating margin improvement of 20 to 30 basis points; and

•	EPS from continuing operations growth of 11 percent to 18 percent.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 44,000 employees serve customers in the Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $8.9 billion for its fiscal year ended January 31, 2008. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Forms 10-K and 10-K/A and quarterly report on Forms 10-Q and 10-Q/A, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of September 3, 2008. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

Media Relations:

Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2008	2007	2008	2007
				As Restated
Revenues	$2,555	$2,222	$4,924	$4,233
Costs and expenses:
Cost of revenues	2,202	1,910	4,255	3,656
Selling, general and administrative expenses	167	139	310	268

Operating income	186	173	359	309
Non-operating income (expense):
Interest income	6	14	14	28
Interest expense	(21)	(23)	(40)	(45)
Minority interest in income of consolidated subsidiaries	—	(1)	—	(3)
Other income (expense), net	3	(4)	11	(4)

Income from continuing operations before income taxes	174	159	344	285
Provision for income taxes	(70)	(60)	(136)	(111)

Income from continuing operations	104	99	208	174
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes	(2)	37	(4)	50
Minority interest in income of consolidated subsidiaries	—	(1)	—	(2)
Benefit (provision) for income taxes	7	(4)	8	(10)

Income from discontinued operations	5	32	4	38

Net income	$109	$131	$212	$212

Earnings per share:
Basic:
Income from continuing operations	$0.27	$0.24	$0.52	$0.43
Income from discontinued operations	0.01	0.08	0.01	0.09

	$0.28	$0.32	$0.53	$0.52

Diluted:
Income from continuing operations	$0.26	$0.24	$0.51	$0.42
Income from discontinued operations	0.01	0.07	0.01	0.09

	$0.27	$0.31	$0.52	$0.51

Weighted average shares outstanding:
Basic	392	405	397	405

Diluted	403	418	408	418

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$692	$1,096
Receivables, net	1,885	1,886
Inventory, prepaid expenses and other current assets	296	255

Total current assets	2,873	3,237
Property, plant and equipment (less accumulated depreciation and amortization of $321 and $297 at July 31, 2008 and January 31, 2008, respectively)	392	393
Intangible assets, net	112	102
Goodwill	1,247	1,077
Deferred income taxes	68	71
Other assets	108	101

	$4,800	$4,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,126	$1,111
Accrued payroll and employee benefits	561	562
Income taxes payable	32	64
Notes payable and long-term debt, current portion	21	130

Total current liabilities	1,740	1,867
Notes payable and long-term debt, net of current portion	1,099	1,098
Other long-term liabilities	149	148
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,834	1,804
Retained earnings	—	87
Accumulated other comprehensive loss	(22)	(23)

Total stockholders’ equity	1,812	1,868

	$4,800	$4,981

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2008	2007	2008	2007
				As Restated
Cash flows from operations:
Net income	$109	$131	$212	$212
Income from discontinued operations	(5)	(32)	(4)	(38)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22	18	45	35
Stock-based compensation	26	22	45	45
Excess tax benefits from stock-based compensation	(16)	(12)	(43)	(39)
Other non-cash items	3	10	(3)	12
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	55	33	18	7
Inventory, prepaid expenses and other current assets	(12)	(28)	(46)	(27)
Deferred income taxes	1	6	—	6
Other assets	(4)	(1)	(8)	(3)
Accounts payable and accrued liabilities	(9)	35	9	(80)
Accrued payroll and employee benefits	94	91	—	(17)
Income taxes payable	(34)	(7)	13	20
Other long-term liabilities	(1)	(9)	4	(5)

Total cash flows provided by operations	229	257	242	128
Cash flows from investing activities:
Expenditures for property, plant and equipment	(13)	(11)	(25)	(23)
Acquisition of businesses, net of cash acquired	(65)	—	(200)	—
Payments for businesses acquired in previous years	(1)	—	(3)	—
Other	4	(7)	12	(2)

Total cash flows used in investing activities	(75)	(18)	(216)	(25)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(8)	(8)	(110)	(9)
Sales of stock and exercise of stock options	22	20	50	55
Repurchases of stock	(157)	(78)	(416)	(172)
Excess tax benefits from stock-based compensation	16	12	43	39
Other	(1)	(1)	(1)	—

Total cash flows used in financing activities	(128)	(55)	(434)	(87)

Increase (decrease) in cash and cash equivalents from continuing operations	26	184	(408)	16

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	7	4	9	(1)
Cash provided by (used in) investing activities of discontinued operations	(3)	—	(5)	3

Increase in cash and cash equivalents from discontinued operations	4	4	4	2

Total increase (decrease) in cash and cash equivalents	30	188	(404)	18

Cash and cash equivalents at beginning of period - continuing operations	662	943	1,096	1,109
Cash and cash equivalents at beginning of period - discontinued operations	—	—	—	4

Cash and cash equivalents at beginning of period	662	943	1,096	1,113

Cash and cash equivalents at end of period	$692	$1,131	$692	$1,131